Exhibit 99.1

Shimmick Corporation Announces Second Quarter 2026 Results

Irvine, CA, August 10, 2026 – Shimmick Corp. (NASDAQ: SHIM), a leading infrastructure solutions provider in water, electrical and other critical infrastructure construction services, today announced financial results for the second quarter ended July 3, 2026.

Highlights

•
Reported Q2 2026 revenue of $107 million, $96 million of which was driven by Shimmick Projects
•
Reported Q2 2026 gross margin of $12 million, $11 million of which was driven by Shimmick Projects
o
Total Q2 2026 gross margin up 53% quarter-over-quarter
•
Recognized a Q2 2026 net loss of $5 million, which is favorable quarter-over-quarter by $4 million.
•
Reported Q2 2026 Adjusted EBITDA of $4 million, our fourth consecutive quarter with positive Adjusted EBITDA
•
Reported liquidity of $33 million as of July 3, 2026 versus reported liquidity of $34 million as of April 3, 2026
•
Backlog is approximately $991 million as of July 3, 2026, our highest backlog reported since Q1 2024
o
Q2 2026 Book-to-burn ratio of 1.4x, our fourth consecutive quarter with a book-to-burn ratio > 1.0
o
$138 million in new work was booked in Q2 2026, with Shimmick Projects now representing over 97% of total backlog
•
$221 million in additional new awards pending in water and electrical target markets primarily located in California and Texas

"We continue to execute a disciplined strategy — winning the right projects, in the right markets, at the right risk profile — while building the foundation for substantial growth ahead,” said Ural Yal, Chief Executive Officer of Shimmick. “Operational performance across the business remains consistent and strong, reinforcing our confidence as we look out over the next 12 to 18 months. With record backlog and favorable market conditions, we're well positioned to drive strong revenue growth and continued momentum.”

Financial Results

A summary of our results is included in the table below:

	Three Months Ended		Six Months Ended
(In millions, except per share data)	July 3, 2026	July 4, 2025	July 3, 2026	July 4, 2025
Revenue	$107	$128	$195	$251
Gross margin	12	8	23	13
Net loss attributable to Shimmick Corporation	(5)	(9)	(9)	(18)
Adjusted net loss	(1)	(5)	(3)	(12)
Adjusted EBITDA	4	(0)	7	(3)
Diluted loss per common share attributable to Shimmick Corporation	$(0.12)	$(0.25)	$(0.25)	$(0.53)
Adjusted diluted loss per common share attributable to Shimmick Corporation	$(0.01)	$(0.14)	$(0.08)	$(0.35)

The following table sets forth selected revenue and gross margin data for the three months ended July 3, 2026 compared to the three months ended July 4, 2025:

	Three Months Ended		Six Months Ended
(In millions, except percentage data)	July 3, 2026	July 4, 2025	July 3, 2026	July 4, 2025
Shimmick Projects(1)
Revenue	$96	$113	$184	$206
Gross Margin	$11	$15	$21	$20
Gross Margin (%)	11%	13%	11%	10%
Non-Core Projects(2)
Revenue	$11	$16	$11	$45
Gross Margin	$2	$(7)	$3	$(7)
Gross Margin (%)	16%	(43)%	24%	(16)%
Consolidated Total
Revenue	$107	$128	$195	$251
Gross Margin	$12	$8	$23	$13
Gross Margin (%)	12%	6%	12%	5%

(1) Shimmick Projects are those projects started after prior ownership that have focused on water, climate resilience, energy transition, and sustainable transportation.

(2) Projects that started under prior ownership or focus on foundation drilling are referred to as "Non-Core Projects" (formerly referred to as "Legacy and Foundations Projects").

Shimmick Projects

Projects started after the AECOM Sale Transaction ("Shimmick Projects") have focused on critical infrastructure aligned with our strategy, including water, climate resilience, energy transition and sustainable transportation. Revenue recognized on Shimmick Projects was $96 million and $113 million for the three months ended July 3, 2026 and July 4, 2025, respectively. The $17 million decrease in revenue was primarily the result of a $22 million decrease in revenue as the result of the completion of a lower margin operation and maintenance project during the third quarter of fiscal year 2025 and $32 million of decreases in revenue from lower activity on existing projects and projects winding down. These decreases were partially offset by $37 million of increases in revenue from new higher margin projects ramping up.

Gross margin recognized on Shimmick Projects was $11 million and $15 million for the three months ended July 3, 2026 and July 4, 2025, respectively. The $4 million decrease in gross margin was primarily the result of $12 million of decreases in gross margin from lower activity on existing projects and projects winding down, partially offset by $8 million of increases in gross margin from new higher margin projects ramping up.

Non-Core Projects

As part of the AECOM Sale Transaction, we acquired projects and backlog that were started under prior ownership (formerly referred to as "Legacy and Foundations Projects").

Non-Core Projects revenue was $11 million and $16 million for the three months ended July 3, 2026 and July 4, 2025, respectively. The $5 million decrease was primarily the result of the Company working to wind down these Non-Core projects as well as the termination of one Non-Core project in Tennessee.

Gross margin recognized on Non-Core Projects was $2 million for the three months ended July 3, 2026 as compared to $(7) million for the three months ended July 4, 2025. The $9 million increase was primarily the result of certain time and design-related schedule extensions identified during the three months ended July 4, 2025 which did not reoccur during the three months ended July 3, 2026 as well as a favorable settlement and closeout of other Non-Core projects in the current year.

A subset of Non-Core Projects ("Non-Core Loss Projects") has experienced significant cost overruns due to the COVID pandemic, design issues, legal costs and other factors. In the Non-Core Loss Projects, we have recognized the estimated costs to complete and the loss expected from these projects. If the estimates of costs to complete fixed-price contracts indicate a further loss, the entire amount of the additional loss expected over the life of the project is recognized as a period cost in the cost of revenue. As these Non-Core Loss Projects continue to wind down to completion, no further gross margin will be recognized absent external factors and in some cases, there may be additional costs associated with these projects that could lower gross margin. Revenue recognized on these Non-Core Loss Projects was $10 million and $13 million for the three months ended July 3, 2026 and July 4, 2025, respectively. Gross margin recognized on these Non-Core Loss Projects was $1 million and $(3) million for the three months ended July 3, 2026 and July 4, 2025, respectively. The change in gross margin was primarily the result of cost increases for time and design-related schedule extensions identified during the three months ended July 4, 2025 which did not reoccur during the three months ended July 3, 2026.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $1 million during the three months ended July 3, 2026 primarily as a result of increases in legal costs.

Equity in earnings (loss) of unconsolidated joint ventures

Equity in earnings (loss) of unconsolidated joint ventures increased by $1 million during the three months ended July 3, 2026 primarily as the result of an increase in activity on a dam project in the current year as well cost increases incurred on a transit project during the three months ended July 4, 2025 which did not reoccur during the three months ended July 3, 2026.

Gain on sale of assets, net

Gain on sale of assets, net remained approximately flat period over period.

Interest expense

Interest expense increased by $1 million during the three months ended July 3, 2026 primarily due to increased average long-term debt balances outstanding during the three months ended July 3, 2026 as compared to the three months ended July 4, 2025.

Other expense (income), net

Other expense (income), net remained approximately flat period over period.

Income tax expense

Due to an expected tax loss for the fiscal year ending 2026 and a realized tax loss for the fiscal year ended 2025, no income tax expense was recorded for either the three months ended July 3, 2026 or the three months ended July 4, 2025.

Net loss

Net loss decreased by $4 million to a net loss of $5 million for the three months ended July 3, 2026, primarily due to an increase in gross margin of $4 million and an increase in equity in earnings (loss) of unconsolidated joint ventures of $1 million, partially offset by an increase in interest expense of $1 million and an increase in selling, general and administrative expenses of $1 million, all as described above.

Diluted loss per common share attributable to Shimmick Corporation was $(0.12) for the three months ended July 3, 2026, compared to diluted loss per common share of $(0.25) for the three months ended July 4, 2025.

Adjusted net loss was $(0.5) million for the three months ended July 3, 2026, compared to adjusted net loss of $(5) million for the three months ended July 4, 2025.

Adjusted diluted loss per common share attributable to Shimmick Corporation was $(0.01) for the three months ended July 3, 2026, compared to $(0.14) for the three months ended July 4, 2025.

Adjusted EBITDA was $4 million for the three months ended July 3, 2026, compared to $(0.2) million for the three months ended July 4, 2025. The increase was primarily the result of the increase in gross margin of $4 million as described above.

“We are pleased with the strong momentum of our newer, higher-margin Shimmick Project awards, which contributed to a 9% sequential increase in Shimmick Project revenue during the quarter and reinforce our confidence in the earnings trajectory of the business. As we gain greater visibility into certain Non-Core work removed from backlog last quarter, we are updating our full-year 2026 revenue guidance to approximately $525 million to $575 million, representing approximately 12% year-over-year growth at the midpoint. Importantly, this Non-Core work was not expected to contribute gross margin and therefore has no impact on our profitability expectations. We are reaffirming our full-year 2026 Adjusted EBITDA guidance of $15 million to $30 million, which at the midpoint represents approximately

350% improvement over the prior year,” said Todd Yoder, Executive Vice President and Chief Financial Officer.

Outlook and Guidance

As of August 10, 2026, for the full 2026 fiscal year:

•
We reaffirm our guidance of Consolidated Adjusted EBITDA between $15 million and $30 million, representing year-over-year growth of 350% at the midpoint
•
We now expect consolidated revenue(1) in the range of $525 million and $575 million, representing year-over-year growth of 12% at the midpoint

(1) Includes revenue as well as Shimmick's proportionate share of work put-in-place from equity method joint ventures.

Conference Call and Webcast Information

Shimmick will host a video webcast conference call on Monday, August 10, 2026 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to or watch the conference call which can be accessed live-streamed via the Company’s Investor Relations website (https://investors.shimmick.com/). A copy of the earnings call presentation will also be posted to the Company's website. A replay of the video webcast will be available through the same link following the conference call for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is an industry leader in delivering turnkey infrastructure solutions that strengthen critical markets across water, energy, climate resiliency, and sustainable transportation. With a track record that spans over a century, Shimmick, headquartered in California, unites deep engineering heritage with entrepreneurial spirit to tackle today's most complex infrastructure challenges. We integrate technical excellence with collaborative project delivery methods to provide innovative, technology-driven infrastructure solutions that accelerate economic growth and empower communities nationwide. For more information, visit www.shimmick.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net loss, backlog and Adjusted EBITDA; our growth prospects, including with respect to new awards, certain geographies and our electrical business; our expectations regarding profitability; our strategic transformation towards becoming more capital-efficient business; our market relationships and reputation; our core capabilities and skillset; the risk profile of our project portfolio; and our capital plans and expectations related thereto. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our inability to obtain bonding; our limited operating history as an independent company following our separation from AECOM, our prior owner our relationship and transactions with our prior owner; our prior owner defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; any inability to successfully expand our business into new markets or geographies; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; adjustments in our contract backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; material impairments; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; the outcome of any legal or regulatory proceedings to which we are, or may become, a party, including our appeal of the USACE’s notice of termination related to the Chickamauga Lock project; the effectiveness of our disclosure controls and procedures; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; commodity products price fluctuations, inflation (and actions taken by monetary authorities in response to inflation) and/or elevated interest rates; climate change; deterioration of the U.S. economy; changes in state and federal laws, regulations or policies under the current presidential administration, including changes in trade policies and regulations, including increases or changes in duties, current and potentially new tariffs or quotas and other similar measures, as well as the impact of retaliatory tariffs and other actions, changes to tax legislation, potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, changes to immigration laws, as well as other legislation and executive orders or decreases or delays in or uncertainties related to governmental spending, and geopolitical risks, including those related to the war between Russia and Ukraine and the conflict and potential regime change in Iran and the associated disruption to the Strait of Hormuz, as well as other hostilities in the Middle East, and related disruptions to global energy markets; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended January 2, 2026 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net loss and adjusted diluted loss per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that follow in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net loss attributable to Shimmick Corporation and Adjusted net loss and Adjusted diluted loss per common share included within Table A and the Reconciliation between Net Loss attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide a reconciliation for forward-looking non-GAAP guidance because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a Non-Core Loss Project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	July 3,	January 2,
	2026	2026
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$16,875	$19,969
Restricted cash	1,214	1,890
Accounts receivable, net	31,314	30,179
Contract assets, current	122,537	110,276
Prepaids and other current assets	13,221	13,067

TOTAL CURRENT ASSETS	185,161	175,381

Property, plant and equipment, net	6,745	10,571
Intangible assets, net	2,803	4,091
Lease right-of-use assets	16,146	16,466
Investment in unconsolidated joint ventures	13,721	11,866
Other assets	360	388

TOTAL ASSETS	$224,936	$218,763

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$69,977	$69,542
Contract liabilities, current	46,243	53,760
Accrued expenses	33,922	34,172
Current portion of long-term debt, net	2,442	4,143
Other current liabilities	32,398	34,499

TOTAL CURRENT LIABILITIES	184,982	196,116

Long-term debt, less current portion, net	69,947	60,316
Lease liabilities, non-current	10,664	11,913
Contract liabilities, non-current	384	453
Contingent consideration	5,399	5,203
Other liabilities	3,882	1,402

TOTAL LIABILITIES	275,258	275,403

Commitments and Contingencies

STOCKHOLDERS' DEFICIT
Common stock, $0.01 par value, 100,000,000 shares authorized as of July 3, 2026 and January 2, 2026; 41,335,823 and 36,035,559 shares issued and outstanding as of July 3, 2026 and January 2, 2026, respectively	414	360
Additional paid-in-capital	62,424	46,795
Retained deficit	(113,160)	(103,795)
Non-controlling interests	—	—

TOTAL STOCKHOLDERS' DEFICIT	(50,322)	(56,640)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$224,936	$218,763

Shimmick Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2026	2025	2026	2025
Revenue	$106,616	$128,402	$194,649	$250,512
Cost of revenue	94,162	120,273	171,297	237,687
Gross margin	12,454	8,129	23,352	12,825
Selling, general and administrative expenses	16,192	15,041	30,445	29,409
Total operating expenses	16,192	15,041	30,445	29,409
Equity in earnings (loss) of unconsolidated joint ventures	1,084	(187)	2,145	539
Gain (loss) on sale of assets, net	—	4	(22)	70
Loss from operations	(2,654)	(7,095)	(4,970)	(15,975)
Interest expense	2,036	1,313	4,212	2,313
Other expense (income), net	123	(42)	57	(152)
Net loss before income tax	(4,813)	(8,366)	(9,239)	(18,136)
Income tax expense	—	—	—	—
Net loss	(4,813)	(8,366)	(9,239)	(18,136)
Net income attributable to non-controlling interests	—	159	126	159
Net loss attributable to Shimmick Corporation	$(4,813)	$(8,525)	$(9,365)	$(18,295)
Net loss attributable to Shimmick Corporation per common share
Basic	$(0.12)	$(0.25)	$(0.25)	$(0.53)
Diluted	$(0.12)	$(0.25)	$(0.25)	$(0.53)

Shimmick Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Six Months Ended
	July 3,	July 4,
	2026	2025

Cash Flows From Operating Activities
Net loss	$(9,239)	$(18,136)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,903	3,318
Depreciation and amortization	5,750	6,709
Equity in earnings of unconsolidated joint ventures	(2,145)	(539)
Return on investment in unconsolidated joint ventures	221	2,798
Gain on sale of assets, net	(2,099)	(70)
Other	2,616	445
Changes in operating assets and liabilities:
Accounts receivable, net	(1,135)	(3,548)
Contract assets	(12,261)	6,635
Accounts payable	435	10,593
Contract liabilities	(7,518)	(48,618)
Accrued expenses	(250)	1,220
Other assets and liabilities	(905)	(2,794)
Net cash used in operating activities	(24,627)	(41,987)
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(652)	(892)
Proceeds from sale of assets	2,350	118
Return of investment in unconsolidated joint ventures	—	2,825
Net cash provided by investing activities	1,698	2,051
Cash Flows From Financing Activities
Borrowings on credit and loan agreements	32,514	56,558
Repayments on credit and loan agreements	(27,003)	(28,329)
Net proceeds from underwritten equity offering	13,991	—
Distributions to non-controlling interests	(126)	—
Other	(217)	(1,421)
Net cash provided by financing activities	19,159	26,808
Net decrease in cash, cash equivalents and restricted cash	(3,770)	(13,128)
Cash, cash equivalents and restricted cash, beginning of period	21,859	35,795
Cash, cash equivalents and restricted cash, end of period	$18,089	$22,667
Reconciliation of cash, cash equivalents and restricted cash to the
Condensed Consolidated Balance Sheets
Cash and cash equivalents	$16,875	$21,393
Restricted cash	1,214	1,274
Total cash, cash equivalents and restricted cash	$18,089	$22,667

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net Loss and Adjusted Diluted Loss Per Common Share

Adjusted net loss represents Net loss attributable to Shimmick Corporation adjusted to eliminate stock-based compensation, legal fees and other costs for Non-Core Projects and transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted net loss in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted net loss can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net loss provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net loss as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net loss does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net loss does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net loss or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net loss alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted net loss

(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
(In thousands, except per share data)	2026	2025	2026	2025
Net loss attributable to Shimmick Corporation	$(4,813)	$(8,525)	$(9,365)	$(18,295)
Transformation costs (1)	287	725	328	1,440
Stock-based compensation	1,198	1,528	1,903	3,318
Legal fees and other costs for Non-Core Projects (2)	2,638	1,434	4,002	1,094
Other (3)	146	42	197	233
Adjusted net loss	$(544)	$(4,796)	$(2,935)	$(12,210)
Adjusted net loss attributable to Shimmick Corporation per common share
Basic	$(0.01)	$(0.14)	$(0.08)	$(0.35)
Diluted	$(0.01)	$(0.14)	$(0.08)	$(0.35)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.

Adjusted EBITDA

Adjusted EBITDA represents our Net loss attributable to Shimmick Corporation before interest expense, income tax expense and depreciation and amortization, adjusted to eliminate stock-based compensation, legal fees and other costs for Non-Core Projects and transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,
•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted EBITDA

(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
(In thousands)	2026	2025	2026	2025
Net loss attributable to Shimmick Corporation	$(4,813)	$(8,525)	$(9,365)	$(18,295)
Interest expense	2,036	1,313	4,212	2,313
Income tax expense	—	—	—	—
Depreciation and amortization	2,894	3,249	5,750	6,709
Transformation costs (1)	287	725	328	1,440
Stock-based compensation	1,198	1,528	1,903	3,318
Legal fees and other costs for Non-Core Projects (2)	2,638	1,434	4,002	1,094
Other (3)	146	42	197	233
Adjusted EBITDA	$4,386	$(234)	$7,027	$(3,188)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.